EXHIBIT 99.1

Summer Infant Reports First Quarter Results

Adjusted EBITDA Up 20%; Strong Cash Flow and Debt Reduction Continue

WOONSOCKET, R.I., May 05, 2016 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal first quarter ended April 2, 2016.

“The first quarter of 2016 was an active one for us, as we introduced a number of new products and took further measures to strengthen our balance sheet and streamline the Company’s operations,” said Bob Stebenne, Chief Executive Officer. “While revenue was down year-over-year, reflecting the timing of product rollouts, we continued our marketing initiatives while reducing debt, managing costs, and improving gross margins net of foreign exchange and demurrage expenses. We saw our G&A decline nearly 9% versus 2015, net of litigation expenses, evidence of our ongoing focus on cost-controls, while generating $6 million of operating cash flow. We believe the coming quarters will benefit from additional new product introductions – leading to higher top-line growth and overall improved operating results.”

First Quarter Results

Net sales for the three months ended April 2, 2016 were $49.7 million compared with $53.0 million for the three months ended April 4, 2015. Excluding $0.5 million of unfavorable foreign exchange on a constant currency basis, core branded sales declined by 5.3% year-over-year. The decrease was primarily due to channel inventory reductions in advance of new product launches as well as delays in certain product introductions.

Gross profit for the first quarter of 2016 was $15.7 million compared with $17.0 million for the first quarter of 2015, and gross margin was 31.7% in fiscal 2016 versus 32.0% in the prior year. The decline in gross profit margin was primarily due to $0.2 million of unfavorable foreign exchange on a constant currency basis and $0.3 million in temporary demurrage. Excluding the impact of the aforementioned charges, gross margin would have been 32.6% for the first quarter of 2016.

Selling expenses were $3.9 million in the first quarter of 2016 compared with $4.9 million in the first quarter of 2015; general and administrative expenses (G&A) were $10.8 million in fiscal 2016 versus $10.3 million in fiscal 2015. The fiscal first quarter of 2016 included $1.4 million of legal expenses in connection with ongoing litigation. Excluding litigation costs, G&A in the first quarter of fiscal 2016 would have been $9.4 million, down 8.9% from the prior-year period. The lower G&A reflects recent cost-reduction initiatives, and the Company is on track to achieve $4.0 million in annualized savings this year.

Interest expense decreased to $0.6 million in the first quarter of 2016 from $0.8 million last year, reflecting reduced debt levels and lower interest rates on the Company’s credit facility.

The Company reported a net loss of $0.3 million, or $(0.02) per share, in the first quarter of 2016 compared with a net loss of $0.2 million, or $(0.01) per share, in the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 rose 20%, to $3.1 million, versus $2.6 million for the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 includes $1.9 million in bank permitted add-back charges (primarily legal fees related to the ongoing litigation) compared with $0.6 million in the first quarter of 2015.

Adjusted EBITDA and constant currency adjustments are non-GAAP metrics.  Adjusted EBITDA excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of April 2, 2016, Summer Infant had approximately $0.4 million of cash and $47.4 million of debt compared with $0.9 million of cash and $53.6 million of debt on January 2, 2016; given the 12% debt reduction, the Company’s bank leverage ratio was 4.6 times the trailing twelve months’ Adjusted EBITDA at quarter end. Inventory as of April 2, 2016 was $37.6 million compared with $36.8 million as of January 2, 2016.

Trade receivables at the end of the first quarter were $36.5 million compared with $40.5 million as of January 2, 2016. Accounts payable and accrued expenses were $41.1 million as of April 2, 2016 compared with $39.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, May 6, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 866-652-5200 or 412-317-6060. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release.  Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding new product introductions, top-line growth and improved operating results. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share amounts and per share data)
(unaudited)
	For the 3 Months Ending
	April 2, 2016	April 4, 2015

Net sales	$49,670	$53,013
Cost of goods sold	33,944	36,038
Gross profit	15,726	16,975
General and administrative expenses(1)	10,753	10,310
Selling expense	3,916	4,868
Depreciation and amortization	1,156	1,334
Operating (loss)/income	(99)	463
Interest expense	640	846
Loss before taxes	(739)	(383)
Income tax benefit	(406)	(141)
Net loss	$(333)	$(242)

Loss per diluted share	$(0.02)	$(0.01)
Shares used in fully diluted EPS	18,386,572	18,178,196

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

Reconciliation of Non-GAAP EBITDA
Net loss	$(333)	$(242)
Plus: interest expense	640	846
Plus: benefit for income taxes	(406)	(141)
Plus: depreciation and amortization	1,156	1,334
Plus: non-cash stock based compensation expense	127	174
Plus: permitted add-backs (a)	1,889	599
Adjusted EBITDA	$3,073	$2,570

Reconciliation of Adjusted EPS
Net loss	$(333)	$(242)
Plus: permitted add-backs, net of taxes (b)	852	379
Adjusted Net income	$519	$137
Adjusted earnings per diluted share	$0.03	$0.01

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended April 2, 2016 include special projects, primarily litigation costs ($1,439), restructure costs ($224), board fees ($127) and severance costs ($99). Permitted add-backs for the three months ended April 4, 2015 include special projects ($434) and board fees ($165).

(b) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements, net of taxes. Permitted add-backs for the three months ended April 2, 2016 include special projects, primarily litigation costs ($649), restructuring costs ($101), board fees ($57) and severance costs ($45). Permitted add-backs for the three months ended April 4, 2015 include special projects ($275) and board fees ($104).

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	April 2, 2016	January 2, 2016
	(unaudited)
Cash and cash equivalents	$414	$923
Trade receivables, net	36,489	40,514
Inventory, net	37,562	36,846
Property and equipment, net	11,435	12,007
Other intangibles, net	18,336	18,512
Other assets	4,683	4,336
Total assets	$108,919	$113,138

Accounts payable	$33,008	$29,541
Accrued expenses	8,057	9,584
Current portion of long-term debt	3,295	3,318
Long term debt, less current portion (1)	42,687	48,767
Other long term liabilities	2,868	2,962
Total liabilities	89,915	94,172

Total stockholders’ equity	19,004	18,966
Total liabilities and stockholders’ equity	$108,919	$113,138

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,401 and $1,489 of unamortized financing fees in the periods ending April 2, 2016 and January 2, 2016, respectively.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com